EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 21, 2010, is by and between Par Pharmaceutical, Inc., a Delaware corporation (“Par” or “Employer”), and Michael Tropiano (“Executive”).

R E C I T A L S :

A.

WHEREAS, Executive desires to provide services to Par in the capacity of Chief Financial Officer.

B.

WHEREAS, Par and Executive desire to formalize the terms and conditions of Executive’s employment with the Company, and to cancel and replace Executive’s existing Employment Agreement dated December 31, 2007, and to enter into this Agreement.

In consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.

Employment.

1.1

General.  Par hereby employs Executive effective July 1, 2010 (the “Effective Date”) in the capacity of Executive Vice President and Chief Financial Officer (“CFO”).  Executive shall perform and carry out such duties and responsibilities that are reasonably consistent with Executive’s position and responsibilities and this Agreement, and as may be assigned to him by Employer.  Executive shall report to Employer’s Chief Executive Officer.  Executive hereby accepts such employment, subject to the terms and conditions herein contained.

1.2

Time Devoted to Position.  Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer.

1.3

Certifications.  Whenever the CFO of Par is required by law, rule or regulation or requested by any governmental authority or by Par’s auditors to provide certifications with respect to Par’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Chief Executive Officer of Par and/or Board, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

2.

Compensation and Benefits.

2.1

Salary.  At all times Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer’s subsidiaries, entities and organizations presently existing or hereafter formed, organized or acquired, directly or indirectly, by Employer (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of $350,000 (Three Hundred and Fifty Thousand Dollars), subject to review and increase by the Company’s Board of Directors (the “Base Salary”); and (ii) any bonus and the benefits set forth in Sections 2.2, 2.3, and 2.4 hereof.  The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations.

2.2

Bonus.  Subject to Section 3.3 hereof, Executive shall be eligible to receive an annual bonus during the Employment Term in such amount (if any) as determined by the Board, in its sole discretion, based on such performance criteria as it deems appropriate, including, without limitation, Executive’s performance and Employer’s earnings, financial condition, rate of return on equity, and compliance with regulatory requirements.  Although this section does not guarantee any specific bonus figures, it is understood that Executive’s annual bonus target shall be equal to fifty percent (50%) of his Base Salary.  At the time the Board determines the Executive’s eligibility for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document.  Employer shall pay the bonus by March 1 following the end of the calendar year for which the bonus is paid.

2.3

Equity Awards.  Executive shall be eligible to participate in long-term incentive plans, including, without limitation, stock option, restricted stock, and similar equity plans of Employer as may be offered from time to time.  In connection with the execution of this Agreement, Employer will grant to Executive an equity award consisting of restricted stock on the date of (and subject to) approval of such award by the Compensation Committee of the Board of Directors.  Such equity award will have a total grant date economic value of Two Hundred Thousand Dollars ($200,000) and is subject to the terms and conditions set forth in the 2010 Performance Equity Plan, 2010 Stock Option Agreement, and the 2010 Award Agreement relating to such shares.

2.4

Executive Benefits.

2.4.1

Expenses.  Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties hereunder (including business travel and entertainment expenses), all in accordance with Employer’s policies with respect thereto as in effect from time to time.

2.4.2

Employer Plans.  Executive shall be eligible to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs, and profit sharing and retirement plans in accordance with the terms and conditions of such plans and programs.

2.4.3

Vacation.  Executive shall be eligible for four (4) weeks of paid vacation per calendar year, prorated for any partial year, to be accrued and used in accordance with and subject to Employer’s policies with respect to vacation pay as in effect from time to time.

2.4.4

Life Insurance.  Employer shall obtain (provided, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of $1 million throughout the Employment Term.

3.

Employment Term; Termination.

3.1

Employment Term.  Executive’s employment hereunder shall commence on the Effective Date (as defined in Section 1.1 hereof) and, except as otherwise provided in Section 3.2 hereof, shall continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”).  Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the third (3rd) anniversary of the Effective Date (the Initial Term, together with any such subsequent employment period(s), being referred to herein as the “Employment Term”), unless Executive or Employer shall have provided a written notice of termination in respect of its or his election not to renew the Employment Term to the other party at least thirty (30) days prior to the end of the current Employment Term.  Upon non-renewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections 3.2.1 through 3.2.6 inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

3.2

Events of Termination.  The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1

Death.  In the event of Executive’s death, the Employment Term shall terminate on the date of his death.

3.2.2

Without Cause By Executive. Executive may terminate the Employment Term at any time during such Term for any reason or no reason whatsoever by giving a written notice of termination to Employer.  The Executive’s decision not to renew the Employment Term before the end of the Term, or before the end of any renewal period in which the Executive has not attained age sixty-five (65), is a termination of the Employment Term without Cause by the Executive.  The date of termination for this Section 3.2.2 shall be thirty (30) days after the notice of termination is given.  Employer shall have the option of excluding

Executive from Employer’s premises and restricting Executive from performing work for Employer during the notice period.

3.2.3

Disability.  In the event of Executive’s Disability (as hereinafter defined), Employer may terminate the Employment Term by giving a written notice of termination to Executive.  The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given.  For purposes of this Agreement, “Disability” means disability, as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4

For Cause By Employer.  Employer may terminate the Employment Term for “Cause,” based on factors determined in good faith by Employer as set forth in a notice of termination to Executive.  For purposes of this Agreement, “Cause” means (a) Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, a felony or crime involving moral turpitude; (b) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct, or other conduct that is materially harmful or detrimental to Employer; (c) a material breach by Executive of this Agreement; (d) a continuing or other failure by Executive to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (e) Executive’s knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action; and/or (f) Executive’s knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive’s position with Employer.

3.2.5

Without Cause By Employer.  Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a notice of termination to Executive.  The Notice of Termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given or such shorter period if Employer shall pay to Executive that amount of the Base Salary amount that would have been earned between the thirty (30) day period and such shorter period in accordance with Employer’s regular payroll practices.

3.2.6

Employer’s Material Breach.  Executive may terminate the Employment Term upon Employer’s material breach of this Agreement and the continuation of such breach for more than thirty (30) days after written demand for cure of such breach is given to Employer by Executive (which demand shall be given to Employer within ninety (90) days of the occurrence of the breach and shall identify the manner in which Employer has materially breached this Agreement).  Employer’s material breach of this Agreement shall mean (a) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (b) the assignment to Executive, without Executive’s express written consent, of duties materially inconsistent with his position and responsibilities with Employer, or a significant reduction in Executive’s reporting responsibilities, titles or offices; (c) a reduction of more than 20% by Employer in Executive’s Base Salary; or (d) a permanent reassignment of Executive's primary work location, without the consent of Executive, to a location more than seventy-five (75) miles from Employer's executive offices in Woodcliff Lake, New Jersey.

3.3

Certain Obligations of Employer Following Termination of the Employment Term.  Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits.  In addition, the Company shall pay the following compensation and provide the following benefits only if the Executive incurs a separation from service under Treas. Reg. § 1.409A-1(b) (a “Separation of Service”).  All lump-sum payments owed by Employer shall be made to Executive within forty-five (45) days of the date of termination in accordance with Employer’s regular payroll practices.  The Executive must execute within thirty (30) days after the date of termination Employer’s standard form of Release Agreement substantially in the form attached as Exhibit A hereto.

3.3.1

For Cause.  In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2

Without Cause by Employer; Material Breach by Employer.  In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof, Employer shall pay Executive severance in the amount of one (1) times Executive’s Base Salary in effect on the date of termination (“Severance Amount I”).  In lieu of and not in addition to Severance Amount I, if a termination as described in the prior sentence occurs within two (2) years after a Change of Control (as defined in Section 3.3.7(d) hereof), Employer shall pay to Executive severance in an amount equal to the product of two (2) multiplied by the sum of Executive’s Base Salary in effect on the date of termination, and if Executive’s termination is not a result of, in whole or in part, Executive’s performance in respect of his duties hereunder, the amount of Executive’s last annual cash bonus for the most recently-completed fiscal year, if any, pursuant to Section 2.2 hereof (“Severance Amount II”).  Employer shall pay Severance Amount I in installments, and shall first determine the amount of each installment if Severance Amount I were paid in equal semimonthly installments for twelve (12) months (the “Installment Payment I”) commencing on the forty-fifth (45th) day after the date of termination.  Employer shall pay Severance Amount II in installments, and shall first determine the amount of each installment if Severance Amount II were paid in equal semimonthly installments for two (2) years (the “Installment Payment II”) commencing on the forty-fifth (45th) day after the date of termination.  If Executive is a “specified employee” as defined under Treas. Reg. §1.409A-1 as of the date of termination, Executive’s installment payments under the applicable schedule above from the forty-fifth (45th) day after the date of termination through the end of the sixth (6th) month after the date of termination shall be reduced in accordance with Section 5.13 of this Agreement and such excess amounts shall be withheld and accumulated and paid to Executive on the first (1st) day of the seventh (7th) month after the date of termination (the “Severance Delayed Payment Date”).  In addition, from the first (1st) day of the seventh (7th) month after the date of termination through the end of twelve (12) months after the forty-fifth (45th) day after the date of termination, Employer shall pay the Installment Payments I semimonthly.  From the Severance Delayed Payment Date through the end of two (2) years after the forty-fifth (45th) day after the date of termination, Employer shall pay the Installment Payments II semimonthly.  Payment of Severance Amount I or Severance Amount II, as applicable, is subject to Executive’s continued compliance with the terms of Section 4.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of the Employer.

3.3.3

Without Cause By Executive; Non-Renewal by Employer.  In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof, or is not renewed by Employer pursuant to Section 3.1 hereof, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.4

Death.  In the event that the Employment Term is terminated by reason of Executive’s death pursuant to Section 3.2.1, Employer shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Employer’s regular payroll practices.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.5

Disability.  In the event that the Employment Term is terminated by reason of Executive’s Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive, subject to Executive’s continued compliance with Section 4 hereof, Severance Amount I set forth in and in accordance with the payment provision of Section 3.3.2 hereof.  Employer shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits to which Executive may be entitled under the employee benefit plans of Employer.

3.3.6

Post-Employment Term Benefits.  In the event Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or

Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage.  Except as provided immediately below, Executive will be responsible for all COBRA premiums.  If Executive is terminated pursuant to Sections 3.2.3, 3.2.5, 3.2.6, or Employer elects not to renew this Agreement pursuant to Section 3.1, Executive shall be entitled to participate, at Employer’s expense, in all medical and health plans and programs of Employer in accordance with COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive’s continued compliance with the terms of Section 4 hereof; provided, however, that Executive’s continued participation is permissible under the terms and provisions of such plans and programs, and the Employer’s payment of COBRA premiums does not violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010; and provided, further, that if Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer's obligations under this Section 3.3.6 shall end as of such date.  Employer shall commence payment of COBRA premiums on the forty-fifth (45) day after the date of termination.

3.3.7

Equity Awards.

(a)

If, within twelve (12) months following a Change of Control (as defined in Section 3.3.7(d) hereof) of Employer, the Employment Term is terminated other than for Cause, then Executive (or his estate) shall have ninety (90) days from the date of termination to exercise any vested equity awards; provided, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.

(b)

In the event the Employment Term is terminated (i) by Employer pursuant to Section 3.2.5 hereof and such termination is not related to “Poor Performance” (as defined below), or (ii) by Executive pursuant to Section 3.2.6 hereof, then all equity awards theretofore granted to Executive shall thereupon vest and, with respect to any outstanding option awards, Executive shall have ninety (90) days from such date (or such longer period of time as may be provided in the applicable Equity Award Agreement) to exercise any vested options; provided, however, that the relevant equity award plan remains in effect and such equity awards shall not have otherwise expired in accordance with the terms thereof.  For purposes of this Agreement, “Poor Performance” shall mean Executive’s consistent failure to meet reasonable performance expectations and goals which are established by Employer and communicated to Executive (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless, at least thirty (30) days prior to such termination, Executive shall have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which Executive has not met the prescribed performance expectations and goals and Executive shall not have corrected such failure or made substantial and material progress in correcting such failure to the satisfaction of the Chief Executive Officer or the Board.

(c)

To the extent not determined by this Agreement, the terms and conditions of all equity awards, including without limitation awards of performance contingent restricted stock under the 2010 Program, shall be determined by the Executive’s Equity Award Agreements, Grant Agreements, Certificates of Performance Shares, and the terms of the plans and award documents pursuant to which the equity awards were made.

(d)

Change of Control Defined.  A “Change of Control” of the Employer means any of the following events, unless otherwise defined in an Award Agreement or Grant Agreement:

(i)

Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than twenty (20%) percent of the then outstanding shares entitled to vote generally in the election of directors of the Employer;

(ii)

The commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Employer’s capital stock; or

(iii)

The stockholders of the Employer approve (A) a definitive agreement for the merger or other business combination of the Employer with or into another corporation pursuant to which the stockholders of the Employer do not own, immediately after the transaction, more than fifty (50%) percent of the voting power of the corporation that survives and is a publicly owned corporation and not a subsidiary of another corporation, (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Employer, or (C) any plan or proposal for the liquidation or dissolution of the Employer.  Notwithstanding the foregoing provisions, a Change of Control shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Employer, any profit-sharing, employee ownership or other employee benefit plan of the Employer, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such capacity, or any group comprised solely of such entities.

(iv)

In determining whether a Change of Control of the Employer has occurred, “Employer” means Par Pharmaceutical, Inc. or Par Pharmaceutical Companies, Inc.

4.

Confidentiality/ Non-Solicitation/Non-Compete.

4.1

“Confidential Information” Defined.  “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to:  technology; research, test procedures and results; business strategies and plans; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof.

4.2

Non-disclosure of Confidential Information.  Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

4.3

Certain Activities.  Executive shall not, while employed by Employer and for a period of one (1) year following the date of termination:

(a)

directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries;

(b)

directly or indirectly provide any services (whether in the sales, marketing, public relations, finance, research, development, general office, administrative or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor or other representative of Employer's competitors in the pharmaceutical industry in any state or country in which Employer does or seeks to do business.  Employer's competitors include any entity, individual or affiliate of such company or individual that develops, sells, markets or distributes products that are competitive with Employer’s products or any other products that are the same or similar to those of Employer.

4.4

Injunctive Relief.  The parties hereby acknowledge and agree that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach without being required to post a bond; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.5

Non-exclusivity and Survival.  The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of the Employment Term, this Agreement or Executive’s employment with Employer.

5.

Miscellaneous Provisions.

5.1

Severability.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2

Execution in Counterparts.  This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand or overnight delivery, upon receipt if transmitted before 5:00 p.m. local time on a business day, and otherwise on the next business day, when delivered by facsimile transmission (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention:

Chief Administrative Officer and General Counsel

Facsimile No.  201-802-4600

If to Executive, to:

Michael Tropiano

c/o Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Facsimile No.  201-802-4600

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4

Amendment.  No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5

Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.6

Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

5.7

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8

Binding Effect; Successors and Assigns.  Executive may not delegate any of his duties or assign any of his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns.  Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such transaction had taken place.

5.9

Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement.  No waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10

Representations and Warranties.

5.10.1

Capacity.  Each of Executive and Employer hereby represents and warrants to the other that, as the case may be:  (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate the law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

5.11

Enforcement; Jurisdiction.  If any party institutes legal action to enforce or interpret the terms and conditions of Section 4 of this Agreement, the applicable court shall award the prevailing party reasonable attorneys’ fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.  Subject to Section 5.12 hereof, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts in New Jersey and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court.  Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided.  Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12

Arbitration.

(a)

Any dispute under Section 3 hereof, including, but not limited to, a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach of this Agreement, except Section 4 hereof, shall be settled by arbitration.  The arbitration shall be accomplished in the following manner.  Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration.  Within ten (10) days after such demand is given in accordance with Section 5.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party.  If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators.  The two (2) arbitrators so appointed shall appoint a third arbitrator.  If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b)

The decision of the arbitrators shall be final and binding upon the parties.  The party against whom the award is rendered (the “non-prevailing party”) shall pay all reasonable fees and expenses incurred by the prevailing party in connection with the arbitration (including reasonable fees and disbursements of the prevailing party’s counsel), as well as the expenses of the arbitration proceeding.  The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses.  The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor.  The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities.  The arbitrators shall render their award, upon the concurrence of at least two of their number.  The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties.  In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly.  Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

5.13

Specified Employee.  Notwithstanding any other provision of this Agreement, if the Executive is a specified employee under Treas. Reg. §1.409A-1 as of the date of termination, all payments to which the Executive would otherwise be entitled during the first six months following the date of termination shall be accumulated and paid on the first day of the seventh month following the date of termination, or if earlier within thirty (30) days of the Executive’s date of death following the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL, INC.

By: /s/ Stephen Montalto

Name:

Stephen Montalto

Title:

Senior Vice President, Human Resources

/s/ Michael Tropiano

Michael Tropiano

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated _________________, is given by Michael Tropiano (“EMPLOYEE”) to PAR PHARMACEUTICAL, INC., and each and any of its parent and subsidiary corporations, affiliates, departments and divisions (“THE COMPANY”).  The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

1.1.

WHEREAS, EMPLOYEE has been employed by THE COMPANY as Chief Financial Officer; and

1.2.

WHEREAS, EMPLOYEE signed an Employment Agreement with THE COMPANY on ___________________ in which EMPLOYEE agreed that all payments and benefits upon his/her separation from THE COMPANY were contingent upon his/her signing of Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of separation; and

1.3.

WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1.3.1.

Separation of Employment.  THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on _________________ (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section ____ of the Employment Agreement by and between the parties.

1.3.2.

Pay, Benefits and Stock Options Upon Separation.

(a)

Separation Pay.  On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE the severance payments as is required in accordance with and subject to the terms of the Employment Agreement.  The payments shall be subject to all appropriate federal and state withholding and employment taxes.

(b)

Benefits/Termination.  In accordance with the terms of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his/her insurance coverage.  Except as otherwise set forth in the Employment Agreement, EMPLOYEE will be responsible for all COBRA premiums.

(c)

Equity Awards.  Any equity awards granted to EMPLOYEE during his/her employment shall vest in accordance with and subject to the terms of the Employment Agreement and the applicable equity plans.

(d)

Unused Vacation.  THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for his/her unused vacation days, which THE COMPANY and EMPLOYEE agree total _____ days.

(e)

Reimbursement of Expenses.  THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, reimburse EMPLOYEE for any unpaid expenses pursuant to the terms of the Employment Agreement, which THE COMPANY and EMPLOYEE agree total $____________.

(f)

No Other Payments.  EMPLOYEE acknowledges and agrees that subject to and including those payments referenced herein, he/she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g)

Payment Terms.  In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 2 are contingent upon EMPLOYEE’s continued compliance with the terms of the Employment Agreement, as referenced in Sections 7 through 9 herein.

1.3.3.

Consideration.

(a)

No Disparagement.  EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives.  THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE.  Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b)

Sufficiency of Consideration.  No Admission of Liability.  The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release.  EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

1.3.4.

General Release and Waiver of Claims.

(a)

Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Letter Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release.  The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, whether directly or indirectly related to the employment relationship between the parties or not.  Such release shall not constitute a waiver of the EMPLOYEE’s right to indemnification which may be provided to her pursuant to the terms and conditions of any policy or bylaw of THE COMPANY in effect on the Separation Date.

(b)

By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA) (to the extent permitted by law); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; as well as any and all common law claims for compensatory and punitive damages and attorneys' fees, costs or other expenses.

1.3.5.

Covenant Not to Sue.

(a)

EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY, or filed or caused to be filed any charges or complaints against THE COMPANY with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)

EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c)

Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Release.

1.3.6.

Consideration and Revocation Periods: Effective Date.  EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution.  EMPLOYEE also understands that he/she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying THE COMPANY in writing of his/her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

1.3.7.

Confidential Information.  EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement.  In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by him/her of any remaining duties or obligations under the Employment Agreement, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

1.3.8.

Covenants Not to Solicit.  In accordance with and subject to the covenants contained in the Employment Agreement, for a period of one (1) year following the Separation Date, EMPLOYEE shall not, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter his/her or its relationship with THE COMPANY or any of its subsidiaries.  This provision shall not apply if not otherwise provided under the terms of the Employment Agreement.

1.3.9.

Covenants Not to Compete.  In accordance with and subject to the covenants contained in the Employment Agreement, for a period of one (1) year following the Separation Date, EMPLOYEE shall not, directly or indirectly, provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of THE COMPANY’S competitors in the branded or generic pharmaceutical industry in any state or country in which THE COMPANY does or seeks to do business.  THE COMPANY’S competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of THE COMPANY.  Nothing herein shall prevent EMPLOYEE from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.  As set forth in the Employment Agreement, this provision shall not apply if EMPLOYEE is terminated by THE COMPANY without cause, if EMPLOYEE terminates his/her employment due to THE COMPANY’s material breach of the terms of the Employment Agreement, or if not otherwise provided under the terms of the Employment Agreement.

1.3.10.

Confidentiality.  EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law.  EMPLOYEE understands and agrees that his/her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of his/her covenants not to solicit and compete to a successor employer or potential successor employer.

1.3.11.

No Public Statements.  EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC.

1.3.12.

Disclosure of Information.  EMPLOYEE represents and warrants that he/she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he/she has not disclosed to the Board of Directors of THE

COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings under the Securities Exchange Act of 1934 with the SEC and that has not been so disclosed.

1.3.13.

Return of Company Property.  On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in his/her possession or under his/her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

1.3.14.  Continued Availability and Cooperation.

(a)

EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by him/her on behalf of THE COMPANY prior to the Separation Date.

(b)

EMPLOYEE further agrees that he/she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c)

EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his/her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d)

EMPLOYEE further agrees that should he/she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, he/she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e)

Notwithstanding the provisions herein, EMPLOYEE acknowledges that his/her cooperation obligation requires him/her to participate truthfully and accurately in all matters contemplated under this Section.

1.3.15.

Injunctive Relief.  In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that his/her failure to abide by Sections 7, 8, and 9 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

1.3.16.

Representation by Attorney.  EMPLOYEE acknowledges that he/she has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of his/her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

1.3.17.

No Reliance Upon Representations.  EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

1.3.18.

Tax Advice.

(a)

THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits.  With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be her sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)

EMPLOYEE agrees and understands that she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that she may owe with respect to such payments or benefits.

(c)

EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d)

EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims.  EMPLOYEE agrees that she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the payments made or benefits received hereunder.  In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

1.3.19.

Employment Agreement.  The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement.  The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

1.3.20.

Entire Agreement.  When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

1.3.21.

Severability.  If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

1.3.22.

Execution in Counterparts.  This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

1.3.23.

Governing Law and Jurisdiction.  Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

1.3.24.

Survival of Terms.  EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

1.3.25.

Construction.  The terms and language of this Release are the result of arm’s length negotiations between both parties hereto and their attorneys.  Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another.  Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

1.3.26.

Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

1.3.27.

Binding Effect; Successors and Assigns.  Executive may not delegate any of his/her duties or assign his/her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Release in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

1.3.28.

Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

1.3.29.

Capacity.  EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) he/she or it has full power, authority and capacity to execute and deliver this Release, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; and (c) this Release is his/her or its valid and binding obligation in accordance with its terms.

[SIGNATURE LINES CONTAINED ON NEXT PAGE]

EMPLOYEE AGREES THAT: (1) HE/SHE HAS FULLY READ THIS RELEASE; (2) HE/SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) HE/SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM/HER FOR ALL PURPOSES.

PAR PHARMACEUTICAL, INC.

By: _________________________________

Name:

Title:

EMPLOYEE

__________________________________________

Michael Tropiano